QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on June 20, 2019.

Registration No. 333-231796

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Linx S.A.
(Exact Name of Registrant as Specified in its Charter)

Brazil (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)

Avenida Doutora Ruth Cardoso, 7,221
São Paulo — SP, 05425-902, Brazil
+55 (11) 2103-1575
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Cogency Global Inc.
10 East 40th Street, 10th Floor
New York, NY 10016
(212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Donald Baker, Esq. John Guzman, Esq. White & Case LLP Avenida Brigadeiro Faria Lima, 2,277 — 4th Floor São Paulo — SP 01452-000, Brazil +55 (11) 3147-5600	Grenfel S. Calheiros, Esq. Simpson Thacher & Bartlett LLP Av. Presidente Juscelino Kubitschek, 1455 — 12th Floor São Paulo — SP 04543-011, Brazil +55 (11) 3546-1000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

              If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

              If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

              Emerging growth company    ☒

              If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered(1)	Proposed Maximum Offering Price per Common Share(2)(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(4)

Common shares including in the form of ADSs without par value(1)(2)	33,665,791	US$8.69	US$292,555,724.00	US$35,457.75

(1)
Includes common shares (including in the form of ADSs) that are issuable upon the exercise of the underwriters' option to purchase additional shares. Also includes common shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These common shares are not being registered for the purpose of sales outside the United States.

(2)
American depositary shares issuable upon deposit of common shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-232046). Each American depositary share represents one common share.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices of our common shares as reported on the B3 on June 10, 2019. The exchange rate on such date was R$3.8784 per US$1.00.

(4)
This amount has previously been paid.

              The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

†
The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

 EXPLANATORY NOTE

          Linx S.A. is filing this Amendment No. 2 to the Registration Statement on Form F-1 (Registration No. 333-231796) (the "Registration Statement") for the sole purpose of filing Exhibit 1.1 to the Registration Statement with the Securities and Exchange Commission (the "Commission"). This Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, including the signature pages and the Exhibit Index, and the Exhibit filed herewith. No change is made to the preliminary prospectus constituting Part I of Amendment No. 1 to the Registration Statement filed with the Commission on June 13, 2019, and accordingly, such preliminary prospectus has not been included herein.

 PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.    Indemnification of Directors and Officers

          Under Brazilian Law, any provision, whether contained in the bylaws of a company or in any agreement, exempting any officer or director against any liability which by law or otherwise would attach to them in respect of negligence, misfeasance, breach of duty or trust, is void. A company may, however, indemnify an officer or director against any liability incurred by them in defending any proceedings, whether criminal or civil, in which a judgment is given in their favor.

          The Registrant has obtained insurance coverage to protect its directors and officers against civil liabilities incurred by them while exercising their corporate functions during the coverage period. Under the terms of this insurance policy, the insurer will cover up to R$70 million in damages as determined by judicial or arbitral decisions as well as private settlements approved by the insurer. The insurance policy currently in effect expires on June 30, 2019 and excludes coverage for damages resulting from willful misconduct, fraud or severe negligence.

Item 7.    Recent Sales of Unregistered Securities

          On September 26, 2016, the Registrant issued 24,000,000 common shares to qualified institutional buyers in the United States in reliance on Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S. The offering price per common share was R$18.50, net proceeds totaled R$435.1 million and underwriter discounts and commissions totaled approximately R$13.3 million. The common shares were sold in Brazil by the Brazilian underwriters Banco Morgan Stanley S.A., Banco BTG Pactual S.A., Banco Itaú BBA S.A. and Banco de Investimentos Credit Suisse (Brasil) S.A., and placed in the United States and elsewhere by Morgan Stanley & Co. LLC, BTG Pactual US Capital LLC, Itau BBA USA Securities, Inc. and Credit Suisse Securities (USA) LLC.

          From January 1, 2016 to the effective date of this registration statement, the Registrant granted stock options and restricted shares under its stock option and restricted share plans to purchase up to an aggregate of 3,525,598 common shares to its directors, officers and other employees, at a weighted-average exercise price of R$25.70 per common share. Through the effective date of this registration statement, 925,358 common shares were issued upon the exercise of options granted to certain employees, directors and officers corresponding to a payment to Registrant of R$10.81.

Item 8.    Exhibits

  (a)
  The following documents are filed as part of this registration statement:

Exhibit No.	Exhibit

1.1	Form of Underwriting Agreement.
3.1	Bylaws of Linx S.A. (English translation).**
4.1
Form of Deposit Agreement among Linx S.A., The Bank of New York Mellon, as depositary, and the Owners and Holders from time to time of American Depositary Shares issued hereunder, including the form of American Depositary Receipts (filed as Exhibit (1) to the Registration Statement on Form F-6 (Reg. No. 333-232046) filed on June 10, 2019.**
5.1	Form of opinion of Pinheiro Neto Advogados, Brazilian counsel of Linx S.A., as to the validity of the common shares.**
8.1	Form of opinion of Pinheiro Neto Advogados, Brazilian counsel of Linx S.A., as to Brazilian tax matters.**
10.1	Amended Founding Block Shareholders' Agreement of Linx S.A. (English translation).**
10.2	Linx S.A. 2019 Plan Stock Option Plan and 2019 Restricted Share Plan (English translation)**
10.3	Linx Pay Hub 2019 Special Restricted Share Plan (English translation)**
10.4	Credit Facility Financing Agreement No. 14.2.0880.1 entered into by and between the Banco Nacional de Desenvolvimento Econômico e Social and Linx Sistemas e Consultoria Ltda. (English translation).**
10.5	Credit Facility Financing Agreement No. 15.2.0579.1 entered into by and between the Banco Nacional de Desenvolvimento Econômico e Social and Linx Sistemas e Consultoria Ltda. (English translation).**
10.6
Amended Credit Facility Financing Agreement No. 13.2.0488.1 entered into by and between the Banco Nacional de Desenvolvimento Econômico e Social and Intercamp Sistemas e Comércio De Informática S.A. (English translation).**
10.7	Credit Facility Financing Agreement No. 18.2.0547.1 entered into by and between the Banco Nacional de Desenvolvimento Econômico e Social and Linx Sistemas e Consultoria Ltda. (English translation).**
14.1	Code of Ethics of Linx S.A. (English translation).**
21.1	Subsidiaries of Linx S.A.**
23.1	Consent of Ernst & Young Auditores Independentes S.S.
23.2	Consent of Pinheiro Neto Advogados, counsel of Linx S.A. (included in Exhibit 5.1).**
24.1	Powers of attorney (included on signature page to the registration statement).**
99.1	Consent of the International Data Corporation**

**
Previously filed.

Item 9.    Undertakings

          The undersigned hereby undertakes:

  (a)
  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (b)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c)
  The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of São Paulo, Brazil, on this 20th day of June, 2019.

Linx S.A.
By:	/s/ ALBERTO MENACHE
	Name:	Alberto Menache
	Title:	Chief Executive Officer
By:	/s/ PEDRO HOLMES MONTEIRO MOREIRA
	Name:	Pedro Holmes Monteiro Moreira
	Title:	Vice President of Finance

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ ALBERTO MENACHE Alberto Menache	Chief Executive Officer (principal executive officer)	June 20, 2019
/s/ PEDRO HOLMES MONTEIRO MOREIRA Pedro Holmes Monteiro Moreira	Vice-President of Finance and Investor Relations Officer (principal financial officer and principal accounting officer)	June 20, 2019
* Jean Carlo Klaumann	Vice-President of Operations (principal operating officer)	June 20, 2019
* Nércio José Monteiro Fernandes	Chairman of the board of directors	June 20, 2019
* Alon Dayan	Director	June 20, 2019
* João Cox	Director	June 20, 2019
* Roger de Barbosa Ingold	Director	June 20, 2019
* Richard Arthur Assistant Secretary, Cogency Global Inc.	Authorized representative in the United States	June 20, 2019

*By:	/s/ ALBERTO MENACHE
Alberto Menache
Chief Executive Officer

QuickLinks

EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 6. Indemnification of Directors and Officers
  Item 7. Recent Sales of Unregistered Securities
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES